Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ConvergeOne Holdings, Inc. of our report dated March 19, 2018, relating to the consolidated financial statements of C1 Investment Corp., appearing in the Current Report on Form 8-K/A filed by ConvergeOne Holdings, Inc. on March 20, 2018.

/s/ RSM US LLP

Minneapolis, Minnesota

March 20, 2018